UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 30, 2016

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2016, Green Plains Inc. executed an asset purchase agreement dated August 25, 2016, with Abengoa Bioenergy Company, LLC to acquire its York, Nebraska ethanol plant for approximately $37.4 million in cash, subject to certain adjustments related to inventory, accounts receivable, cure costs and taxes. The agreement was approved by an order of the United States Bankruptcy Court for the Eastern District of Missouri on August 30, 2016. The plant’s ethanol production capacity is 56 million gallons per year.

The agreement is subject to a number of conditions, including among others: (i) material compliance with the obligations set forth in the Agreement and (ii) customary regulatory approvals. The acquisition is expected to be complete no later than September 30, 2016, subject to the conditions in the agreement.

The foregoing summary of the agreement and the contemplated transaction does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement, a copy of which is attached as Exhibit 2.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is filed as part of this report.

Exhibit Number	Description of Exhibit

2.1	Amended and Restated Asset Purchase Agreement, dated August 25, 2016, by and among Green Plains Inc. and Abengoa Bioenergy Company, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.

Date: September 1, 2016	By: /s/ Jerry L. Peters
Jerry L. Peters Chief Financial Officer (Principal Financial Officer)